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                                                           December 7, 2000

To the Persons Named on Annex A

          Re: IKON Receivables, LLC Lease Backed Notes, Series 2000-2
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Ladies and Gentlemen:

      We have acted as counsel for the underwriters in connection with the issuance of $193,532,000 aggregate principal amount of 6.66125% Class A-1 Lease-Backed Notes, Series 2000-2, $70,193,000 aggregate principal amount of 6.60% Class A-2 Lease-Backed Notes, Series 2000-2, $290,800,000 aggregate principal amount of Class A-3 Lease-Backed Notes, Series 2000-2 and $79,906,000 aggregate principal amount of Class A-4 Lease-Backed Notes, Series 2000-2 (collectively, the "Notes") by IKON Receivables, LLC (the "Issuer") pursuant to an Indenture, dated as of December 1, 2000 (the "Indenture") among the Issuer, IOS Capital, Inc. (the "Originator"), as servicer, and The Chase Manhattan Bank, as trustee (the "Trustee"). Capitalized terms used herein without definitions shall have the respective meaning assigned thereto in the Indenture.

      In connection with this opinion we have examined (i) the Indenture; (ii) the Assignment and Servicing Agreement, dated as of December 1, 2000 (the "Assignment and Servicing Agreement") among the Originator, IKON Receivables-1, LLC (the "Seller") and the Issuer; (iii) the Underwriting Agreement, dated November 29, 2000 among the Originator, the Seller, the Issuer, and Chase Securities Inc., as the representative of the underwriters; (iv) the Registration Statement on Form S-3 (No. 333-91599) with respect to the Notes, filed with the Securities and Exchange Commission on November 24, 1999, together with all amendments thereto (the "Registration Statement"), the Prospectus dated April 28, 2000 included in the Registration Statement and the Prospectus Supplement dated November 29, 2000 relating to the Notes (such Prospectus and Prospectus Supplement, together, the "Prospectus"); (v) the Insurance and Indemnity Agreement, dated as of December 7, 2000 (the "Insurance and Indemnity Agreement"), among Ambac Assurance Corporation, the Issuer, the Seller, the Originator and the Trustee; and (vi) originals or copies, certified or otherwise identified to our satisfaction, of all such other records of the Originator, the Seller, the Issuer, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

      In our examination, we have assumed the genuineness of all documents submitted to us as originals, the conformity of all documents submitted to us as certified or photostatic copies of the original documents and the authenticity of such documents.
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We have assumed for purposes of our opinions hereinafter set forth that each of the Underwriting Agreement, the Assignment and Servicing Agreement, the Notes, the Insurance and Indemnity Agreement and the Indenture (the "Agreements") has been duly authorized, executed and delivered by all parties thereto, and that each signatory has full power, authority and legal right to execute and deliver the Agreements and to perform its obligations thereunder. We understand that, insofar as such matters relate to the Seller, the Originator and the Issuer, you have received the opinion of Don Liu, Esq., counsel to the Originator.

      We express no opinion as to the effect of the laws of any jurisdiction other than the laws of the State of New York, the laws of the State of Georgia (as to UCC matters) and the Federal laws of the United States of America. As you are aware, we are not admitted to practice in the State of Georgia. Accordingly, as to matters of Georgia law, we have relied on the CCH Secured Transactions Guide as to the relevant laws of such state.

      Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

      1. Each of the Assignment and Servicing Agreement, the Indenture, the Insurance and Indemnity Agreement and the Underwriting Agreement constitutes the legal, valid and binding obligation of the Originator, enforceable against the Originator in accordance with its terms, except in each case as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (including the availability of equitable remedies), including, without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) with respect to rights of indemnity thereunder, limitations of public policy under applicable securities laws.

      2. Each of the Assignment and Servicing Agreement, the Underwriting Agreement, the Insurance and Indemnity Agreement, the Notes and the Indenture constitutes the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except in each case as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (including the availability of equitable remedies), including, without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and subject to the qualification that, if certain provisions contained in the Indenture are held to be unenforceable, such unenforceability will not (subject to the limitations on enforceability set forth above) render the Indenture invalid as a whole or substantially interfere with the realization of the principal benefits and/or security provided thereby and (iii) with respect to rights of indemnity thereunder, limitations of public policy under applicable securities laws.

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      3.    Each of the Assignment and Servicing Agreement and the Insurance and
Indemnity Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except in each case as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (including the availability of equitable remedies), including, without limitation, concepts of materiality, reasonableness, public policy, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) with respect to rights of indemnity thereunder, limitations of public policy under applicable securities laws.

      4. Each Note, assuming the due execution by the Issuer and due authentication by the Trustee and payment therefor, is validly issued and outstanding and is entitled to the benefits of the Indenture.

      5. The Issuer is not, and will not as a result of the offer and sale of the Notes become, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

      6. The statements in the Prospectus under the heading "ERISA Considerations" to the extent that they constitute matters of New York law or federal law, or legal conclusions with respect thereto, have been reviewed by us and constitute a fair Iand accurate summary with respect to those consequences or aspects that are discussed.

      7. The Indenture, when executed and delivered, will have been duly qualified under the Trust Indenture Act of 1939, as amended.

      8. The statements made in the Prospectus under the headings "Description of the Notes" and "Description of the Transaction Documents," insofar as such statements purport to summarize certain provisions of the Notes, the Indenture and the Assignment and Servicing Agreement, provide a fair and accurate summary of such provisions.

      9. The Registration Statement is effective under the Act and, to the best of our knowledge and information, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

      10. The Registration Statement and the Prospectus (other than the financial statements and other financial and statistical information included therein, as to which no opinion is rendered), as of their respective dates, complied as to form in all material respects with the requirements of the Act and the rules and regulations thereunder.

      11. Subject to the assumptions and qualifications set forth below, it is our opinion that, to the extent governed by the laws of the State of New York or the State of Georgia, the Indenture operates to grant a valid security interest in the Issuer's interest in the Swap and the Swap Documents to the Trustee, which pledge would be a valid

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perfected first priority security interest with respect to the Issuer's right, title and interest in and to all rights, remedies, claims, powers and privileges of the Issuer under, or with respect to, the Swap and the Swap Documents.

      For purposes of the foregoing opinion we have assumed:

      1. The UCC-1 financing statements (the "Financing Statements") with respect to the Swap and the Swap Documents naming the Issuer a debtor and the Trustee as secured party to be filed in the office of the clerk of the Superior Court in Bibb Court of the State of Georgia, will be properly filed in the appropriate filing offices in the State of Georgia.

      2. The search results from the State of Georgia dated November 21, 2000 with respect to the Issuer (the "Search Results") are accurate and complete, that no financing statements relating to the Swap or the Swap Documents have been filed since the date of the Search Results and that the representations and warranties of the Issuer contained in the Indenture and in certain certificates delivered in connection herewith are accurate.

      The foregoing opinion is also subject to the following qualifications:

      1. We express no opinion as to the priority of any security interest over (a) any lien, claim or other interest that arises by operation of law (including judgment liens or liens arising under the Employee Retirement Income Security Act of 1974, as amended) or does not require any filing in order to take priority over any security interest which is perfected by filing, and (b) any claim or lien in favor of any government or any agency or instrumentality thereof (including federal tax liens).

      2. In the case of proceeds, the rights and continuation of security interests and of the perfection thereof are limited to the extent set forth in
Section 9-306 of the UCC.

      3. We call your attention to the fact that (i) Article 9 of the UCC requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of the original filings in order to maintain the effectiveness of the filings referred to in this opinion,
(ii) the effectiveness of any such filing will be terminated with respect to the Issuer, (a) more than four months after the Issuer changes its name, identity or corporate structure so as to make the Financing Statements seriously misleading, unless new appropriate financing statements indicating the new name, identity or corporate structure of the Issuer, are properly filed before the expiration of such four months and (b) four months after the Issuer changes its chief executive office to a new jurisdiction. We note, however, that the Indenture requires the Issuer to record and file such financing statements and continuation statements with respect thereto as are necessary to perfect and maintain perfection of the Trustee's security interest in the Asset Pool and to notify the Trustee in the event it changes its name, identity or corporate structure or relocates its chief executive office to a new jurisdiction.

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      Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

      This letter is furnished by us in connection with the issuance of the Notes occurring on the date hereof and is solely for the benefit of the addressees hereto, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

                                       Very truly yours,

                                       /s/ DEWEY BALLANTINE LLP

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                                    ANNEX A

IKON Receivables, LLC
1738 Bass Road
Macon, Georgia 31208

Chase Securities Inc.,
 as Representative of the Underwriters
270 Park Avenue
New York, New York 10017

The Chase Manhattan Bank, as Trustee
450 West 33rd Street
New York, New York  10001-2697

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